Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SOFTWARE LICENSE, MARKETING AND LINKING AGREEMENT

Agreement # CW44765

THIS SOFTWARE LICENSE, MARKETING AND LINKING AGREEMENT (“Agreement”) is entered into as of March 6, 2019 (the “Effective Date”) by and between HP Inc., a Delaware corporation, and its divisions and Affiliates (“HP”), and Versus, LLC, a Nevada limited liability corporation (“Supplier”). HP and Supplier shall also be referred to as “Party” or “Parties”.

The Parties hereby agree as follows:

1.	DEFINITIONS

1.1	“Advertiser” means a party which pays Supplier for advertising and/or delivering prizes on HP Products.

1.2	“Affiliate” means a corporation or other business entity anywhere in the world in which a Party owns or controls, directly or indirectly, an equitable interest representing the right to elect the majority of the directors or persons performing similar functions or, if the law of the applicable jurisdiction does not permit such majority interest, then the maximum allowable under such law, or in which the Party otherwise exercises a majority of such ownership control by any other means.

1.3	“Complete Copy” of the Software shall include (i) a master copy of the Software in object code form which satisfies all functional specifications set forth in the documentation, (ii) all documentation and technical manuals for the Software, and (iii) any other documentation and information regarding the Software which HP reasonably requests to accomplish evaluation and use of the Software as contemplated herein, each in the form(s) and on the media described in Exhibit A.

1.4	“Confidential Information” means technical and business information, including without limitation information about product plans and strategies, promotions, customers and related non-technical business information which the disclosing Party considers to be confidential and which is marked as confidential at the time of disclosure or which, if disclosed orally, is identified as confidential at the time of disclosure and is followed within thirty (30) days of disclosure with a written memorandum.

1.5	“End User” means a purchaser or user of an HP Product purchased for end use and not for resale or further sublicensing.

1.6	“Enhancements” means all present and future bug fixes, error corrections, updates, modifications, new features, new functionalities or upgrades to the Software.

1.7	“HP App Store” means the marketplace, channel within a marketplace, similar store (or any successor or replacement thereto), or any location where HP makes available at HP’s sole discretion Materials, or where the Link is implemented, or any other means such as a marketplace or similar store controlled by HP through which Supplier provides End User access to the software.

1.8	“HP Brand Features” means specific trademarks, service marks, logos and other distinctive brand features of HP that are used in or relate to HP’s business.

1.9	“HP Product(s)” means any product, software application, or service selected at HP’s sole discretion that supports or incorporates Supplier Software and/or Supplier Service that is sold or licensed under the HP or an HP Affiliate’s brand or trademark, or any HP Product made available under any third party brand or name and any prerelease versions thereof.

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1.10	“Link” means the unique Uniform Resource Locator (“URL”) provided by Supplier to HP that enables End Users to access the Supplier Service and to purchase Supplier Service and/or applications that identify and track End Users and Purchasers who access the Supplier Service.

1.11	“Materials” means Supplier Brand Features, Supplier site, Link, text, pictures, graphics, icons, and buttons (including but not limited to those that will be placed on the desktop interface or other interfaces within the HP Products), screen displays of Software, or other works of authorship, and any documentation provided to HP, and all content and information provided via the Supplier Service, and any part or combination thereof.

1.12	“Personal Data” means any information relating to an identified or identifiable living individual or as otherwise defined by applicable privacy law. An identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his physical, physiological, genetic, mental, economic, cultural or social identity

1.13	“Potentially Unwanted Programs” means software that may result in a decrease in the functionality, reliability, usability, performance, supportability, or privacy of the device the software is installed on, including malicious code, regardless of whether the End User provided consent to download such software.

1.14	“Process(es),” “Processing” or “Processed” means any operation or set of operations which is performed upon Personal Data whether or not by automatic means, including, without limitation, accessing, collecting, recording, organizing, retaining, storing, adapting or altering, retrieving, consulting, using, disclosing, making available, aligning, combining, blocking, erasing and destroying personal data and any equivalent definitions in applicable laws to the extent that such definitions should exceed this definition.

1.15	“Purchaser” means any End User who registers for an account or completes a subscription or other transaction through the Supplier Service or Software.

1.16	“Software” means the software program(s), in any applicable form, listed and specified in Exhibit A hereto, including all Enhancements of any such Software, source code or documentation, and localized versions thereof, and any software program or title added to Exhibit A by amendment or addendum during the Term.

1.17	“Supplier Brand Features” means all trademarks, trade names, service marks, logos and other distinctive brand features that are used in or relate to Supplier’s business.

1.18	“Supplier Service” means the Supplier-provided service as further described in Exhibit A and made available to End Users pursuant to the terms of this Agreement.

1.19	“Third Party Technology” means any software component, program, source code, or other technology, including but not limited to software licensed from a third party or subject to a third party license (including, without limitation, an open source or freeware license).

2.	DELIVERY OF MATERIALS AND SOFTWARE

2.1	Access to Materials. Supplier will provide access to HP all Materials that Supplier would like HP to display in accordance with the delivery schedule in Exhibit A. HP has the right to review and accept or reject these Materials in its sole discretion. In the event such deliverables do not conform to the specifications required by HP, HP will inform Supplier of the reason(s), and Supplier will use commercially reasonable efforts to resubmit the Materials revised following HP’s specifications or requirements

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2.2	Testing and Delivery of Software by Supplier.

2.2.1	Delivery. Supplier will deliver to HP a Complete Copy of the Software in accordance with the delivery schedule in Exhibit A. All deliveries of Software or other requirements as specified in this Agreement shall be delivered electronically or as designated by HP.

2.2.2	Testing. Supplier will test the Software for the presence of any known viruses or other harmful software designed to permit unauthorized access, or to perform any other such actions that will materially damage or interfere with HP Products, any data, or other computer programs on the associated HP Products; and Supplier shall bear all costs and expenses with respect to performing the Software testing obligations. At HP’s sole discretion, HP may provide Supplier with access to the HP Products specified in, and in accordance with the terms of, an HP standard Equipment Loan Agreement separately executed by both Parties.

2.3	Conformance Testing. HP will be entitled to test and evaluate any Supplier Service, Software or Enhancement for conformity with the relevant specifications and documentation, and any applicable HP requirements, including for revenue tracking and reporting purposes if applicable, by whatever means it deems appropriate consistent with Supplier’s rights in the Supplier Service and Software, and Supplier hereby grants to HP any licenses necessary for HP to perform its testing and evaluation. Such licenses will include the right of HP to use third party subcontractors to achieve the foregoing subject to such third party executing separate agreements containing substantially similar confidentiality provisions to those contained herein. Supplier will cooperate with HP in revenue tracking testing activities as specified by HP to ensure accurate tracking and reporting. If HP reports non-conformance of any Supplier Service, Software or Enhancement for resolution, Supplier will use reasonable commercial efforts to correct the identified defects and resubmit the Supplier Service, Software or Enhancement to HP within the time period specified by HP for re-evaluation under the same acceptance procedure. Supplier will deliver Enhancements to HP within the same timeframe as Supplier provides Enhancements for direct sale or use in conjunction with other third party products.

2.4	Enhancements. Supplier agrees to deliver to HP a Complete Copy of any Enhancement within five (5) days of its being released to manufacturing by Supplier. HP shall have the right to test and evaluate the Enhancement under the acceptance procedure described above.

2.5	Removal by End Users; Option to Accept Updates. Supplier will provide End Users with clearly stated directions and a simple method for uninstalling the Software. Uninstalling Software includes without limitation, the removal of all traces of: (i) the Software; and (ii) any system changes made by the Software or Supplier Service. End User generated data shall remain on the HP Product. If Supplier makes Enhancements to the Software available to End Users, Supplier will present the End Users with a clearly stated option as to whether to accept such Enhancements.

2.6	Compatibility. The Parties intend that during the Term of this Agreement, the Software will be compatible with future releases and revisions of HP Products, including new or revised versions of the operating systems for HP Products, provided that such new HP Products support the Software. Supplier agrees to use its best efforts to provide HP, at no additional charge, with the Software adapted for use with such new HP Products within ninety (90) days after notification from HP.

2.7	Maintain Configurations. Supplier agrees that it will not install, preload, or deliver (either with or separate from Software) hyperlinks, buttons, shortcuts, software, updates, downloads, pop ups, emails, or similar promotions, or any other mechanisms that change any of the settings, configurations, or pre-installed software. Supplier Service and Software will not perform any actions other than the specific functionality of the Supplier Service and Software as contemplated under this Agreement.

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2.8	HP Partner Requirements. The Software (i) must meet the requirements set forth in the then current version of the CEPS Partner Requirements Document, which HP provided to Supplier on December 12, 2018 and (ii) must not contribute to the failure of HP Products to pass the operating system provider’s quality test suites. HP may provide the Software as bundled with HP Products to HP’s operating system provider for such testing prior to the commercial release of the HP Products.

3.	RIGHTS GRANTED

3.1	License to Software. Supplier hereby grants to HP, under all intellectual property rights embodied in Supplier Software, during the Term an irrevocable, non-exclusive, royalty-free, worldwide license to use, reproduce, display, distribute, import, and disclose Supplier Service and Software in conjunction with HP Products, and as further specified in Exhibit A; including the right for HP to use the Software for customer support purposes in the event Supplier does not support the Software or its support obligations terminate for any reason. Such license will include the right of HP to sublicense to its distributors, resellers, and other third parties to achieve any of the purposes of this Agreement.

3.2	Licenses to Supplier Brand Features and Materials. Supplier hereby grants to HP a non-exclusive, royalty-free, worldwide license to use, modify, publish, perform, transmit, store, copy, reformat, reproduce, display, distribute and have distributed the Materials and Supplier Brand Features for the purposes set forth in this Agreement, including in connection with marketing purposes in HP App Store or otherwise agreed in accordance with the Marketing Activities Section of this Agreement. Such license includes the right of HP to sublicense to its distributors, resellers, and other third parties to achieve the foregoing. HP shall display Supplier’s Brand Features in good taste, in a manner that preserves their value as Supplier’s Brand Features, and in accordance with any standards provided by Supplier for their display. Any rights or purported rights in Supplier Brand Features acquired through HP’s use belong solely to Supplier.

3.3	HP Brand Features. HP may authorize Supplier to display one or more designated HP Brand Features solely for the supply of Supplier Service to HP and its customers. Use of HP Brand Features shall at all times comply with HP’s usage guidelines and policies for HP Brand Features at https://brandcentral.ext.hp.com/ as may be amended from time to time. All rights or purported rights in HP Brand Features acquired through Supplier’s use belong solely to HP. HP reserves all rights under law or in equity in and to HP Brand Features. On HP’s request, Supplier shall provide HP with samples of Supplier’s usage of such HP Brand Features, and will adhere to any requests from HP to change how HP Brand Features are displayed if the manner in which HP Brand Features are displayed does not conform to then-current HP trademark usage guidelines. Supplier shall not challenge HP’s ownership of HP Brand Features or use or adopt any trademarks that might be confusingly similar to such HP Brand Features, and Supplier shall not register or use any internet domain name or social media user name that contains HP Brand Features, in whole or in part or any other confusingly similar name. Supplier shall not use any HP Brand Features in a manner implying that Supplier is or may be a branch or entity of HP. In the event that HP determines that Supplier’s use of HP Brand Features does not comply with this Section, HP may require Supplier to immediately discontinue use of HP Brand Features. Upon termination of this Agreement for any reason, Supplier’s authorization to display HP Brand Features will cease.

3.4	All licenses granted in this Section shall continue through the Term of this Agreement, all extensions and renewals of the Term.

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3.5	Any exclusivity obligations by Supplier in favor of HP shall be set forth in Exhibit A.

4.	ADDITIONAL LICENSE OBLIGATIONS AND RESTRICTIONS

4.1	Reservation of Rights. Subject to the rights and licenses granted to HP hereunder, Supplier retains all right, title and interest in the Software, Supplier Brand Features, and Link including all copyrights and other intellectual property rights. HP agrees that it will not, without Supplier’s prior approval, remove any copyright notices, trademarks or trade names of Supplier from the Software or Supplier Brand Features. Notwithstanding the foregoing, if the Software will be integrated into an HP Product without brand attribution, Supplier is not entitled to display or embed any copyright notices, proprietary markings, trademarks or trade names in any end user accessible location in the Software.

4.2	Third Party Technology. Supplier has identified in Exhibit A any Third Party Technology, including Open Source or freeware contained in the Software and corresponding third party licenses. Supplier will also provide to HP all materials needed in order for HP’s distribution of the Third Party Technology to meet all requirements of the applicable third party licenses. For example, Supplier will provide to HP any required license text and license notices, and, if any such Third Party Technology is subject to a license that requires distribution of source code (e.g., the GNU General Public License or the GNU Lesser General Public License), Supplier will provide HP the required source code. In the event that Supplier intends to make any changes to the Third Party Technology, Supplier will notify HP, amend Exhibit A, and provide the aforementioned materials to HP.

4.3	End User License Terms. Any Software, including any derivative works thereof, will be licensed directly to End Users by Supplier pursuant to a Supplier end user license agreement that Supplier will include with the Software.

4.4	Marketing Activities. The Parties may participate in the marketing activities set forth in Exhibit A hereto.

4.5	Advertising. Supplier agrees that it will not permit the display or transmission of any advertising that HP reasonably believes to cause damage to HP’s brand or reputation including but not limited to, (i) sexually explicit adult entertainment or products, (ii) firearms, (iii) tobacco products, (iv) illegal drugs and/or narcotics, (v) religious faiths or services, (vi) products or services of competitors to HP, or (vii) Potentially Unwanted Programs.

4.6	Development and Customization. Any development or customization services performed by Supplier shall be in accordance with the terms and conditions set forth in Exhibit E and the applicable SOW (as defined in Exhibit E).

5.	service level agreement

5.1	Supplier shall provide support for Supplier Software and Supplier Service in accordance with Exhibit D.

6.	FINANCIAL PROVISIONS

6.1	Payment. Payment and reporting terms will be in accordance with Exhibit B.

6.2	Taxes. Payment of taxes will be in accordance with Exhibit B.

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6.3	Audit. Supplier shall keep all proper records and books of account relating to its payments due to HP hereunder (the “Relevant Records”). During the Term of this Agreement and for 12 months following the last date on which HP is entitled to payment, on thirty (30) days prior notice, HP may audit Supplier’s Relevant Records during regular business hours at Supplier’s offices, and make copies and extract thereof, solely to verify the amounts due and payable to HP under this Agreement. The auditor may examine Relevant Records pertaining to any time period within the Term and any relevant Financial Tail Period; provided that any particular Relevant Records may only be audited once. If such audit reveals that amounts paid by Supplier are less than amounts that Supplier should have paid for the audited period, Supplier shall promptly pay the amounts owed plus interest to HP. HP shall pay the expenses of any such audit, unless such audit reveals that the amounts paid by Supplier are less than 95% of amounts that Supplier should have paid for the audited period (a “Shortfall”), Supplier will pay the reasonable costs of such audit. Further, in the event of a Shortfall, HP may then audit the Relevant Records quarterly.

7.	WARRANTIES AND INDEMNIFICATION

7.1	Representations and Warranties of Supplier. Supplier represents and warrants that: (i) it has full power and authority to enter into this Agreement; (ii) it has full power and authority to grant to HP the rights granted herein without the need to obtain the further consent or license of any licensor of any third party technology or other third party and the Materials and Software are free of any and all restrictions, settlements, judgments or adverse claims; (iii) it will comply with all applicable laws and regulations; (iv) it either owns all rights to the Materials and Software or has and will maintain during the Term of this Agreement and applicable survival periods all licenses and other rights necessary, including but not limited to the maintenance of any ongoing royalty and license fee obligations, for HP to use the Materials and Software as contemplated herein, for Supplier to provide the Materials and Software to third parties (including End Users and Purchasers) as contemplated herein, for those third parties to use the Materials and Software as contemplated herein, and otherwise for Supplier to perform its obligations under this Agreement; (v) it will maintain and comply with a published privacy policy; (vi) the Supplier Software will operate in accordance with and substantially conform to the specifications contained in any documentation, manuals and any relevant data sheet or promotional materials distributed or provided by Supplier; (vii) it will not make any marketing statements, offers or other representations about the Supplier Service that are unfair, deceptive, untruthful, or otherwise misleading; (viii) Supplier has complied and shall continue to comply with all third party licenses (including all open source licenses) associated with any software component included in the Software or any other materials supplied by Supplier to HP; (ix) Supplier, its Affiliates and subcontractors will meet the requirements of Section 1634 of Division A of the U. S. National Defense Authorization Act for Fiscal Year 2018 (Pub. L. 115-91) and Federal Acquisition Regulation subpart 4.20, and 52.204-23 “Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities” (JUL 2018); and (x) the Materials and Software do not violate, misappropriate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party and Supplier is not aware of any facts upon which such a claim could be based, and Supplier will promptly notify HP if it becomes aware of any claim or any facts upon which a claim could be based.

7.2	No Harmful Code Warranty. Supplier warrants that no Supplier Service, Materials, Software, or any portion thereof will: (1) contain any malicious code, software or hardware component; (2) replicate, transmit, or activate itself without control or consent of a person operating the computing equipment on which it resides; (3) access and monitor an end user’s activities, computer usage, or data (including Personal Data) without the end user’s consent, or as permitted by law and in accordance with the other terms of this Agreement; (4) alter, disable, damage, or erase the Supplier Service, Materials, or Software or any portion thereof or any data or other computer programs or the associated HP Product(s); (5) contain any function which restricts or may restrict use or access to products or data (other than for user authorization or authentication) based on limiting criteria, except as permitted in the Supplier terms of use; (6) perform actions that would preclude full use of the Supplier Service, Software or the associated HP Product(s), except as permitted in the Supplier terms of use; or (7) remotely disable any Supplier Service or Software, except as permitted in accordance with the terms of this Agreement. If any of the foregoing is discovered by Supplier or upon notice by HP or an HP licensee, Supplier shall correct the problem and provide a patch, work around or other method to eradicate the problem without materially detracting from function, form factor, or performance within HP’s designated timeframe for response and resolution of the issue, at no cost to HP.

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7.3	Representations and Warranties of HP. HP represents that it has full power and authority to enter into this Agreement.

7.4	Indemnity. Supplier agrees to defend, indemnify and hold HP, its Affiliates, their respective officers, directors, employees, agents, sublicensees, and representatives (collectively the “Indemnified Parties”) harmless from and against any and all losses, costs, liabilities, judgments or expenses, including reasonable attorneys’ fees, that arise out of any third party claim, demand, action or investigation that is based on or results from (i) any breach of the representations and warranties set forth in the Representations and Warranties of Supplier Section or the Confidential Information and Data Collection and Use Section; (ii) any failure of the Supplier Software (or any part thereof) or Supplier Service to operate in accordance with the representations Supplier makes about the Supplier Software or Supplier Service to the public; (iii) allegations that the Materials, Software (or any part thereof) constitute an infringement, misappropriation or violation of any third party’s patent, copyright, trademark, trade name or other proprietary right, or unauthorized trade secret use; (iv) any failure of Supplier to meet any of the requirements in any of the third party license (including any applicable open source licenses) associated with any software component included in the Software; or (v) other allegations related to the Materials and Software (including without limitation claims alleging defamation or violation of a right of privacy or publicity) ((i) through (v) are, collectively, the “Indemnified Claims”).

7.5	Procedure for Indemnification. An Indemnified Party will give Supplier prompt notice of the Indemnified Claim, and will give Supplier the authority, information, and reasonable assistance (at Supplier’s expense) necessary to defend. If Supplier does not diligently pursue resolution of the Indemnified Claim nor provide the Indemnified Party with reasonable assurances that it will diligently pursue resolution, then the Indemnified Party may, without in any way limiting its other rights and remedies, defend the Indemnified Claim, and Supplier will pay all costs and expenses, and all damages and costs, with respect to such Indemnified Claim, in accordance with the terms of this Procedure for Indemnification Section. Without limiting the scope of the Indemnity Section, Supplier agrees to pay all damages and costs awarded with respect to the Indemnified Claim or agreed to in any settlement of the Indemnified Claim, and all attorneys’ fees related to its defense and settlement of the Indemnified Claim. Without the Indemnified Party’s prior written consent, Supplier will not enter into a settlement of an Indemnified Claim which (i) would require any payment or other consideration from the Indemnified Party, and (ii) does not contain a full release of claims against the Indemnified Party.

7.6	Procedure if Infringement. If any Materials, Software, or any part thereof is held to constitute an infringement, violation or misappropriation of a third party’s proprietary right and its use is enjoined or may be enjoined, or if the Material becomes or may become subject to a governmental order forbidding importation, then Supplier will, at its own expense and at its option (i) procure for HP and its customers the right to continue use, or (ii) if applicable, replace the same with a non-infringing version of equivalent function and performance, or (iii) modify the Material so it becomes non-infringing without detracting from function or performance. In addition, HP may terminate this Agreement, otherwise stop exercising some or all of the license and related rights it is granted by Supplier under this Agreement, or stop its activities with respect to some or all of the Materials and Software if HP becomes or believes that it may become the subject of a third party’s intellectual property right claim that relates to the Material or any part thereof.

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7.7	Information Security Warranty.

7.7.1	Supplier warrants that it (i) is not and has not been subject to any investigation or legal action related to Supplier’s information security practices that have not been shared with HP prior to delivery under the terms of this Agreement; (ii) has established and implemented policies, programs and procedures related to information security which are commercially reasonable and in compliance with the HP Information Protection and Security Standard (https://h20168.www2.hp.com/supplierhandbook/HX-00014-04.pdf#_new); (iii) has shared in writing with HP prior to the execution of this Agreement any material loss, damage, unauthorized access, disclosure, or use, or other breach of security in the past three (3) years; and (iv) in the event any incident occurs during the term of the Agreement, shall execute any agreed remediation plans within a commercially reasonable timeframe.

7.8	Social and Environmental Responsibility. Supplier will comply with HP’s Supply Chain Social and Environmental Responsibility Policy available at: www.hp.com/go/supplier including establishment of management systems described therein.

7.9	Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE SUPPLIER SOFTWARE AND SUPPLIER SERVICE, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE.

8.	LIMITATION OF LIABILITY

8.1	TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, SUPPLIER WILL BE RESPONSIBLE FOR ANY AMOUNTS OWED BY IT PURSUANT TO INDEMNITY SECTION ABOVE.

9.	TERM AND TERMINATION

9.1	Term of Agreement. Unless otherwise terminated earlier under this Agreement, this Agreement will commence on the Effective Date and will continue for thirty-six (36) months thereafter (“Initial Term”). This Agreement will renew automatically for additional twelve (12) month periods (each such additional (12) month period, a “Renewal Term”) unless either party notifies the other in writing of its intention not to renew this Agreement at least ninety (90) days prior to the end of the then current Term (the Initial Term and any Renewal Terms collectively the “Term”).

9.2	Termination for Convenience by HP. HP may terminate this Agreement without cause with ninety (90) days written notice to Supplier.

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9.3	Termination for Violation of Law. HP may terminate this Agreement immediately upon written notice to Supplier in the event Supplier or the Software, in HP’s reasonable determination, has violated applicable laws or regulations in connection with its performance under this Agreement.

9.4	Termination for Breach. Either Party may terminate this Agreement if (i) the other Party breaches any material provision of this Agreement and such breach is not cured within thirty (30) days after receipt of written notice of the breach by the non-breaching Party or (ii) either Party becomes insolvent, becomes involved in any liquidation or termination of its business, or voluntarily or involuntarily files for bankruptcy protection that is not dismissed within sixty (60) days.

9.5	Effect of Termination on HP Distribution Rights. Upon termination of this Agreement, (i) HP may continue to preload and distribute applicable Materials and Software on HP Products for the greater of thirty-six (36) months or until such time that HP can remove such items in a commercially reasonable manner following termination; (ii) HP may continue to distribute applicable Materials and Software in remanufactured systems that originally contained those items for the greater of eighteen (18) months or until such time that HP can remove such items in a commercially reasonable manner; and (iii) HP may retain and use a reasonable number of copies of the Software for support and archival purposes. Termination of this Agreement shall not affect the right of HP resellers to sell any HP Products in their inventory. Notwithstanding any termination of this Agreement, all licenses granted to End Users and Purchasers for use of the Supplier Software will survive. Upon any expiration or termination of this Agreement, HP may redirect the Link to another website of HP’s choosing.

9.6	Effect of Termination on Supplier Payment Obligations. Supplier’s payment obligations to HP will continue to apply to all HP Products shipped by HP that are configured to include the Software, all Purchasers’ purchases, or other sources of shared revenue as described in Exhibit B for a period of thirty-six (36) months following termination of this Agreement (“Financial Tail Period”).

9.7	Termination for Operating System Requirements. Nothing in this Agreement shall compel HP to violate the terms of its operating system distribution license agreement. In the event a term of this Agreement is found to violate a term of such license agreement, then HP shall notify Supplier in writing of its intent not to conform to that particular obligation that would violate HP’s operating system distribution license agreement. If HP sends Supplier such written notification of its inability to meet one or more of the obligations of this Agreement, due to a conflict with its operating system distribution license agreement, HP shall have the right to immediately terminate this Agreement.

9.8	Survival. The following provisions of this Agreement shall survive any termination or expiration of this Agreement: Sections 1 (Definitions); 2 (Delivery of Materials and Software); 3 (Rights Granted) as described in Section 9.5 (Effect of Termination on HP Distribution Rights); 4 (Additional License Obligations and Restrictions); 5 (Service Level Agreement); 6 (Financial Provisions); 7 (Warranties and Indemnification); 8 (Limitation of Liability); 9 (Term and Termination); 10 (Confidential Information and Data Collection and Use), as described therein; 11 (Miscellaneous Clauses).

10.	CONFIDENTIAL INFORMATION AND Data collection and Use

10.1	Confidential Information. The terms of this Agreement shall be deemed to constitute Confidential Information of both Parties, and any audit reports shall be deemed to constitute Confidential Information of the Party whose records were audited. Each Party agrees to maintain all Confidential Information received from the other in confidence for a period of three (3) years from the date of disclosure notwithstanding any expiration or termination of this Agreement, and agrees not to disclose or otherwise make available Confidential Information to any third party without the prior written consent of the disclosing Party; provided however, that either Party may disclose such information to its attorneys or accountants in due course under confidentiality restrictions at least as restrictive as those herein. Each Party further agrees to use the Confidential Information only for the purpose of performing under this Agreement.

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10.2	Exceptions to Confidential Information. The Parties’ obligations under this Section shall not apply to Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of or action by the receiving Party; (ii) was rightfully in the receiving Party’s possession prior to disclosure by the disclosing Party; (iii) subsequent to disclosure, is rightfully obtained by the receiving Party from a third party who is lawfully in possession of such Confidential Information without restriction; (iv) is independently developed by the receiving Party without resort to the disclosing Party’s Confidential Information; or (v) is required by law or judicial order, provided that prior written notice of such required disclosure is furnished to the disclosing Party as soon as practicable in order to afford the disclosing Party an opportunity to seek a protective order and that if such order cannot be obtained disclosure may be made without liability. Whenever requested by a disclosing Party, a receiving Party shall immediately return to the disclosing Party all manifestations of the Confidential Information or, at the disclosing Party’s option, shall destroy all such Confidential Information as the disclosing Party may designate.

10.3	Data Collection and Use.

10.3.1	To the extent that Personal Data is Processed, such Processing shall take place in compliance with all applicable laws and in accordance with the HP Data Processing Standard (https://h20168.www2.hp.com/supplierhandbook/HX-00027-00.pdf). As between the Parties, the Party that is responsible for determining the purposes and means of the Processing shall be designated as the Data Controller as the term is defined in the HP Data Processing Standard. To the extent that both Parties are responsible for determining the purposes and means of the Processing of Personal Data, both Parties shall be designated as a Data Controller with regard to their specific Processing activities.

10.3.2	Supplier and HP will each maintain a designated point of contact with appropriate skills and experience in order to address issues involving Personal Data and to collaborate as needed on compliance with applicable laws and standards with respect to the Service, Software and related matters.

10.3.3	Any End User data not contemplated under this Agreement is owned by HP. End User Data, including anonymized data, may not be used by Supplier for any purpose not contemplated under this Agreement.

11.	MISCELLANEOUS CLAUSES

11.1	Notices. All notices to be given under this Agreement must be in writing addressed to the receiving Party’s designated recipient specified in Exhibit C. Notices are validly given upon the earlier of confirmed receipt by the receiving Party or three (3) days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving Party. Notices may also be delivered as fully scanned images sent via email and will be validly given upon oral, electronic or written confirmation of receipt. Either Party may change its address for purposes of notice by giving notice to the other Party in accordance with these provisions.

11.2	Independent Contractors. The relationship of the Parties established under this Agreement is that of independent contractors and neither Party is a partner, employee, agent or joint venture of or with the other, and neither is authorized to make any commitment or representation, express or implied, on the other’s behalf.

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11.3	Non-restrictive Relationship. Nothing in this Agreement will be construed to preclude either Party from entering into similar agreements with other parties or independently developing, acquiring, marketing, promoting, selling and distributing similar or other products or services.

11.4	Bankruptcy. The Parties acknowledge the licenses and usage rights granted to HP herein are licenses to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and HP will have the right to exercise all rights provided by Section 365(n) with respect to the licenses and usage rights granted herein. Supplier agrees that it will not interfere with HP’s exercise of such rights. Supplier further agrees that HP shall maintain the licenses and usage rights under the terms of this Agreement, even if Supplier should cease operations or be purchased or merge into another entity.

11.5	Assignment. Neither Party may, directly or indirectly, in whole or in part, neither by operation of law or otherwise, assign or transfer this agreement or delegate any of its obligations under this agreement without the other Party’s written consent. Any attempted assignment, transfer or delegation without such prior written consent will be void and unenforceable.

11.6	No Waiver. The waiver of any term, condition or provision of this Agreement must be in writing and signed by an authorized representative of the waiving Party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing nor as a waiver of any subsequent breach of the same term, condition or provision.

11.7	Trade Controls. The Parties will comply with all applicable export, import, and trade-related laws and regulations of the United States and other national governments. Upon HP’s request, Supplier will provide HP with the Export Control Classification (ECCN) and Harmonized Tariff System (HTS) numbers or technical specifications for all Supplier Software and/or Supplier Service covered by this Agreement sufficient for HP to determine the appropriate export and import classification of such Supplier Software and/or Supplier Service under applicable regulations.

11.8	Headings. The headings in this Agreement are included for convenience only, and will not affect the construction or interpretation of any provision in this Agreement.

11.9	No Publicity. Each Party agrees not to publicize or disclose the existence or terms of this Agreement to any third party without the prior written consent of the other except as required by law. Without limitation, no press releases shall be made without the mutual written consent of both Parties.

11.10	Severability. Every term, condition or provision of this Agreement is severable from others. If a court or an arbitrator of competent jurisdiction holds any term, condition or provision of this Agreement to be invalid, unenforceable or illegal in whole or in part for any reason, the validity and enforceability of the remaining terms, conditions or provisions, or portions of them, will not be affected.

11.11	No HP Obligation. HP shall have the right, but not obligation, to distribute, market or sell the Software. Furthermore, nothing in this Agreement shall be construed as placing any obligation upon HP to distribute or sell a minimum number of HP Products or to generate a minimum number of Purchasers.

11.12	No Subcontracting. Supplier shall not subcontract to another party any of its obligations under this Agreement without the express written permission of HP.

11.13	Force Majeure. Neither Party shall be liable to the other for any delay in performance under this Agreement due to acts of God, war, public disaster or any other cause beyond the control of the Parties and such performance shall be excused to the extent of such force majeure event.

HP Confidential	11

11.14	Entire Agreement. This Agreement, including its exhibits, which are incorporated herein by reference, represents the entire agreement between the Parties with respect to the matters set forth herein, supersedes all prior discussions or understandings between them, and may only be modified by a writing signed by both Parties. In any conflict between this Agreement and an Exhibit, this Agreement will control.

11.15	Governing Law. This Agreement will be governed in all respects by the laws of the State of New York, U.S.A, without reference to any choice of law provisions. Both Parties hereby waive any applications of the United Nations Convention on Contracts for the International Sale of Goods (as promulgated in 1980 and any successor or subsequent conventions) with respect to the performance or interpretations of this Agreement. Any dispute that may arise in connection with the interpretation or implementation of this Agreement shall be submitted to a court of competent jurisdiction located in New York.

11.16	Signatures. If this Agreement is executed electronically, each Party agrees to use electronic signatures; which are subject to the provisions of the U.S. E-SIGN Act (i.e., the Electronic Signatures in Global and National Commerce Act (ESIGN, Pub.L. 106-229, 14 Stat. 464, enacted June 30, 2000, 15 U.S.C. ch.96)). If this Agreement is executed by ink signatures, it may be executed in counterparts, each of which will be deemed an original.

11.17	Continued Payment and Performance if Dispute. In the event a dispute arises between HP and Supplier, with respect to this Agreement, Supplier’s payment and performance obligations to HP under this Agreement will continue, and Supplier will not be entitled to withhold payments from HP under this Agreement while the dispute is being addressed by the Parties. In addition, the Parties acknowledge that during the term of this Agreement there may be changes to the market or the Parties’ business and financial conditions, or changes to anticipated revenues to Supplier under this Agreement, or Supplier may re-brand, outsource or otherwise change its service. Notwithstanding the foregoing, Supplier’s payment and performance obligations under this Agreement will continue in the event of any such changes.

11.18	Exhibits. The following exhibits are deemed a part of this Agreement and incorporated herein by reference.

Exhibit A: Supplier Software and Marketing Activities

Exhibit B: Payment & Reporting

Exhibit C: Account/Relationship Managers

Exhibit D: Service Level Agreement

Exhibit E: Development and Customization Terms

Authority of Signatory. If this Agreement is signed by an agent or representative of a Party, such agent or representative individually warrants and represents that he or she is authorized to execute this Agreement on behalf of, and bind, such Party.

VERSUS, LLC	HP INC.

/s/ Matthew Pierce	/s/ Jim Robinson
Authorized Supplier Representative	Authorized HP Representative

Matthew Pierce	Jim Robinson
Printed Name	Printed Name

CEO	Sr. Director, CDPS SW
Title	Title

Mar 22, 2019	Mar 22, 2019
Date	Date

HP Confidential	12

EXHIBIT A

SUPPLIER SOFTWARE, MARKETING ACTIVITIES, AND SUPPLIER SERVICE

1.	DESCRIPTION OF SUPPLIER SOFTWARE

Software	Description	Code Format (specify: object, source, or both)	Delivery Date
Windows SDK (see description in section 2.2, SDK of the Statement of Work from Exhibit E-1)	A software library designed to be used in the development of Windows desktop software which exposes access to the Versus/Winfinite service to end users. The SDK shall enable the user to initiate Winfinite, to view and accept challenges, to track users progress on challenges, to view challenge results, to view and redeem prizes, to support different win condition categories within challenges.	Both	See dates in SOW E-1
The Patents listed below are included in the APIs above and include the following registered intellectual property, including provisional and non-provisional applications, issued patents including those based on continuation, continuation in-part, divisional and substitute applications, patents resulting from a reissue or reexamination proceeding and any foreign equivalents and improvements thereof.
47876-31 Provisional Application 62_027704	Systems and Methods for Creating and Maintaining Real Money Tournaments for Video Games
47876-031-002 US Application as Filed 14_796,966	Systems and Methods for Creating and Maintaining Real Money Tournaments for Video Games
47876-031-002 US Petition etc as Filed 14_796,966	Continuation in Part of 14_796,966
47876-031-003 PCTUS 1540060	Systems and Methods for Creating and Maintaing Real Money Tournaments for Video Games
47876-031-004 US Application as Filed 15_334,725	Continuation of Part 14_796,966 with new claims
US Patent Application No. 62/796,551	Tools for Prize Promotion and Tracking in Interactive Media

HP Confidential	13

Languages Supported:

English (US), and other languages as made available below:

English (UK) by December 31, 2019.

German, French, Italian, and Spanish (Spain) by March 31, 2020.

Japanese, Korean, and Chinese (Traditional) and Chinese (Simplified) by December 31, 2020.

Documentation:	None

2.	Third Party Technology

2.1	Third Party Code

SW Title	Description	Supplier URL
None

2.2	Other Third Party Technology (i.e., codecs, patent licenses, etc.)

Title	Description	Supplier URL
Versus Winfinite API	The Versus Winfinite API allows external software to interact with the Versus Winfinite Platform. These interactions include but are not limited to authentication, verification, challenges, and prizes.	https://www.versussystems.com
Game APIs	To support a number of games that are displayed in Omen game software, various game APIs will be used to verify player behavior.	Various

2.3	Open Source Code

SW Title	Description	License Type and URL
Newtonsoft.Json	Json.NET is a popular high-performance JSON framework for .NET	https://github.com/JamesNK/Newtonsoft.Json
Analytics.NET	A way to integrate analytics into any C# / .NET application	https://github.com/segmentio/Analytics.NET

3.	DESCRIPTION OF MATERIALS

Materials	Description	Delivery Date
Supplier Brand Features	Versus Logo and Style Guide Versus Systems Logo and Style Guide Winfinite Logo and Style Guide	March 31, 2019

HP Confidential	14

4.	SUPPLIER SERVICE

4.1	Supplier Service Description. The Supplier Service will host the HP branded service and will make it available to End Users. End Users who elect to play in Supplier Service-enabled modes are to be verified for eligibility by Supplier, and that once verified, will be able to play in certain lobbies in any of those selected modes for a variety of prizes. The Supplier Service will also provide a developer dashboard that allows creating, running, and resolving those prize-based lobbies for End Users. The Supplier Service further provides a system to fulfill prizes for End Users who qualify. Prize types may include downloadable content (“DLC”, physical goods (“CPG”), and other prizes as provided by Advertisers. This includes any services available to End Users at the Link, any successor or replacement thereto, or as otherwise accessible through Supplier Software or applications. The Supplier Service will be localized in English (US) and future languages added by Supplier according to the schedule in Exhibit A, Section 1 above.

4.2	Business Continuity Plan. Supplier will maintain a business continuity plan for restoring its critical business functions to meet its obligations under this Agreement. Upon request, Supplier will make its business continuity plan available to HP or its designated representative for review. Supplier will address HP’s reasonable concerns regarding the business continuity plan.

4.3	Supplier Responsibilities (in addition to those otherwise set forth in this Agreement):

4.3.1	Supplier Software and Materials.

4.3.1.1	Supplier will provide to HP, at no cost to HP, all required Software and Materials required to place and distribute promotional material within the HP Products and HP Products’ packaging, and will provide to HP the Links that may be required to implement HP marketing opportunities under this Agreement.

4.3.2	Supplier Service.

4.3.2.1	Supplier will develop, host and maintain the Supplier Service on servers maintained by Supplier at no charge to HP, which will contain content substantially similar to that otherwise provided by the Supplier Service site. Supplier will track and record End User visits, application downloads, Supplier Service subscriptions and End User transactions. The Supplier Service will be accessible via the Link.

4.3.2.2	Branding and Promotional Page. The Supplier Service will include the Parties’ brand features. Supplier will display HP brand features in accordance with HP Brand Guidelines and as otherwise mutually agreed. The Parties will mutually agree upon the design, offers and content of any promotional pages. If HP requires changes to be made to any promotional pages, Supplier will use commercially reasonable efforts to make such changes within 48 hours of notification by HP. The promotional pages will state that offers are subject to change without notice.

4.3.2.3	The Supplier Service will enable End Users to download an application necessary for the End User to register and subscribe to the Supplier Service.

4.3.2.4	The Supplier Service shall include information in a mutually acceptable format, which identifies Supplier as the merchant of record, confirms the applicability of Supplier’s privacy policy and other applicable terms and conditions, and confirms that all End User requests for support, help or information, and all other inquiries or claims should be directed to Supplier. Supplier agrees to promptly meet with HP to resolve any concerns HP may have with respect to the operation of the promotional page and communications sent by Supplier to End Users and Purchasers.

HP Confidential	15

4.3.2.5	The Supplier site will prominently contain support contact information for End Users and Purchasers, including Supplier’s support telephone number, web support information and support email address.

4.3.3	Fulfillment. Supplier will perform all fulfillment functions, including but not limited to receipt and fulfillment of Supplier Service sales, purchase transactions for the Supplier Service and user support, and will receive revenue directly from the Purchaser. Supplier will design and maintain the Supplier Service in a manner that will enable Purchasers to securely complete the purchase transactions with Supplier on the Supplier Service.

4.3.4	Territory. Worldwide

4.4	Exclusivity. The parties acknowledge that Supplier is providing the Supplier Software and the Supplier Services for the benefit of and use in the HP Products. During the Term, Supplier shall not offer products and services substantially similar to the features and functionality embodied in the Supplier Software and Supplier Service to Direct Competitors. For purposes of this Agreement, “Direct Competitors” means desktop and laptop computer manufacturers. For the avoidance of doubt, products offered by such companies other than desktop and laptop computers shall not be subject to the exclusivity provisions hereof (e.g., exclusivity shall extend to desktop and laptop computers but shall not extend to consoles or cloud-based services).

HP Confidential	16

EXHIBIT B

PAYMENT & REPORTING

1.	Payment to HP.

1.1	Definitions.

1.1.1	“Gross Revenue” means the (i) fee paid by Advertisers who completes a purchase transaction related to the Supplier Software or Supplier Service, as applicable under this Agreement ; (ii) any advertising revenue generated through the Software or the Supplier Service; or (iii) the sum of (i) and (ii).

1.1.2	“Shared Revenue” means the aggregate Gross Revenue which is subject to revenue sharing by the Parties during the Term and Financial Tail Period.

1.2	Revenue Share. Supplier agrees to pay HP as follows:

1.2.1	Revenue Share.

1.2.1.1	Supplier will pay HP [*] percent ([*]%) of Shared Revenue.

1.3	Payment to HP.

1.3.1	Payment to HP will be sent, via ACH transfer, to the account set forth below. Payment shall be due and payable on the fifteenth (15th) day of the month following each month for the payments due above. All payments and other monetary amounts due and payable under this Agreement will be expressed and payable in US Dollars; in the event Supplier receives funds in connection with a transaction in a currency other than US Dollars, Supplier will convert such receivables to US Dollars using industry-accepted bank conversion rates effective as of the last business day of the reporting quarter.

*	Confidential information redacted.

HP Confidential	17

1.3.2	ACH payment:

Depository Institution Name	[*]
Address

Contact Person	Wire Customer Service Representative
Phone number	[*]

Routing Number	[*]
Routing #/ABA number ACH	[*]
Account Number	[*]
Type of Account	[*]
SWIFT Code	[*]

HP Information	HP Inc.
P.O. Box 742692
M/S 1014
Los Angeles, CA 90074-2692

HP Contact
Email Address	hppartnerreports@hp.com

1.4	Taxes: Payments to HP.

1.4.1	Supplier shall be responsible for any sales, use, VAT, GST, excise or similar taxes applicable to any payment due to HP under this agreement; or for any similar taxes applicable to transactions between End Users and Supplier.

1.4.2	In the event withholding is required by a tax authority on any payments due to HP, Supplier shall withhold such legally required amounts unless an exemption applies and HP has complied with all requirements to obtain the exemption. For any amounts withheld, Supplier will provide HP with sufficient documentation to evidence the payment of the withheld amounts to the tax authority to permit HP’s recovery of such withheld amounts.

2.	Payment to Supplier.

2.1	HP will pay Supplier the fees identified in the Statement of Work.

2.1.1	No payment will be made for hosting of the HP branded Cloud solution, for localization, or for support.

2.2	Payment Terms

2.2.1	All valid invoices received by HP under this Agreement will be accumulated for a period from the 16th day of a calendar month to the 15th day of the following calendar month (“Accumulation Period”). HP will initiate payment for invoices collected during the Accumulation Period on the first HP business day of the month nearest to forty-five (45) days following the end of the Accumulation Period. No invoice may be dated or submitted earlier than the delivery date. Any agreed-upon prompt payment discount will be calculated from the date a valid invoice is received by HP. Payment will be in U.S. currency unless otherwise stated in the applicable purchase order. Payment will not constitute acceptance of deliverables or impair HP’s right to inspect. Acceptance shall be when HP deems the deliverables, sufficient to meet HP criteria and requirements (“Acceptance”). HP, at its option, and without prior notice to Supplier, shall have the right to set-off or deduct from any Supplier invoice, any credits, refunds or claims of any kind due HP.

*	Confidential material redacted.

HP Confidential	18

2.3	Electronic Invoicing

2.3.1	Unless otherwise directed by HP, Supplier shall invoice HP electronically, at Supplier’s sole expense. Supplier is authorized to, and shall, submit such invoices and required information directly to HP’s authorized electronic invoicing contractor. Supplier further understands that HP may utilize contractors, at HP’s sole discretion, to facilitate HP’s order and invoicing processes, and such use may entail disclosure of information about the Supplier and the receipt and processing of any Purchase Order, invoice, or related documentation. Any such disclosure of information shall be under confidentiality obligations reasonably consistent with those agreed upon by HP and Supplier.

2.4	Reports.

2.4.1	Within fifteen (15) days following the last day of each calendar month Supplier shall provide HP with a report pursuant to the previous month’s activities, in electronic format to hppartnerreports@hp.com. The report will contain the following information by country and by month:

2.4.1.1	Number of unique users

2.4.1.2	Number of users that clicked on session

2.4.1.3	Number of users that completed milestone

2.4.1.4	Number of users that redeemed prize (if available)

2.4.1.5	Number of unique active devices

2.4.1.6	Number of social media shares (segmented by social platform if possible)

2.4.1.7	High, low, average advertising rate per session

2.4.1.8	Conversion rates for various prizes (impressions, clicks, completions)

2.5	TAXES on payments to Supplier

2.5.1	HP shall pay or reimburse Supplier for Value Added Tax, GST, PST, Sales and Use or any similar transaction taxes imposed on the sale of products and/or services sold to HP under this Agreement provided the taxes are statutorily imposed either jointly or severally on HP. HP shall not pay or reimburse Supplier for any taxes which are statutorily imposed on Supplier including but not limited to taxes imposed on Supplier’s net or gross income, capital, net worth, property, or any employment related taxes on Supplier or Supplier’s personnel.

2.5.2	Where services are performed and/or products are produced, sold or leased by Supplier in the same country as that of use by HP, an Affiliate of HP, or HP’s customer, then invoicing and payment shall be by and between such local country entities of the Parties, unless otherwise agreed upon by the Parties in writing.

2.5.3	If HP or an Affiliate of HP is required by law to make any deduction or to withhold from any sum payable hereunder, then the sum payable by HP or such Affiliate of HP upon which the deduction is based shall be paid to Supplier net of such legally required deduction or withholding.

HP Confidential	19

EXHIBIT C

ACCOUNT/RELATIONSHIP MANAGERS

ACCOUNT/RELATIONSHIP MANAGERS
Business Contacts
HP Inc.	Supplier
Lee Itzhaki HP Inc. 16399 W. Bernardo Drive San Diego, CA 92127-1899 Email: lee.itzhaki@hp.com Tel: 858-924-3866	Matthew Pierce, CEO 6701 Center Drive West, Suite 480 Los Angeles, CA 90045 Matthew.pierce@versussystems.com 310-925-6373
Contract Contacts
HP Inc.	Supplier
Karen Young HP Inc. 3390 East Harmony Road Mailstop 51 Fort Collins, CO 80528-9599 Email: karen.young2@hp.com Tel: 970-898-8468	Craig Finster, CFO 6701 Center Drive West, Suite 480 Los Angeles, CA 90045 Craig.finster@versussystems.com 415-237-3176
DESIGNATED RECIPIENT FOR NOTICE
HP Inc.	Supplier

Jim Robinson

HP Inc.

MS: 040802

11403 Compaq Center Drive West

Houston, TX 77070

Email: Jim.Robinson@hp.com

Tel: +1 281 927 7330

Fax: +1 281 514 9638

Copy to:

HP Inc.

Attn: General Counsel

1501 Page Mill Road

Palo Alto, CA 94304

Craig Finster, CFO

6701 Center Drive West, Suite 480

Los Angeles, CA 90045

Craig.finster@versussystems.com

415-237-3176

Copy to:

Manatt, Phelps, & Philips

Attn: Sarah Chambless

11355 W. Olympic Blvd.
Los Angeles, CA 90064

HP Confidential	20

EXHIBIT D

SERVICE LEVEL AGREEMENT (SLA)

1.	Definitions

1.1	Any capitalized terms not defined herein shall have the meaning set forth in this Agreement. The following additional terms will have the meanings set forth below:

1.2	“Available” (including the correlative capitalized term “Availability”) means the Service is available and operable for access and use by HP and its Authorized Users over the Internet in full conformity with the Specifications. The Service is not considered Available in the event of any performance degradation or inoperability of the Service, in whole or in part.

1.3	“Resolve” (including “Resolved,” “Resolution” and correlative capitalized terms) means that, as to any Service Error, Supplier has provided HP the corresponding Service Error correction and HP has confirmed and accepted such correction.

1.4	“Service Error” means an issue that impacts Availability or performance (including but not limited to speed and latency) of the Service.

2.	SERVICE AVAILABILITY

2.1	Availability Requirement. Supplier shall make the Service Available, as measured over the course of each calendar month (“Service Period”) during the Term, at least 99.9% of the time, excluding only the time the Service is not Available solely as a result of one or more Exceptions (the “Availability Requirement”).

2.1.1	Exceptions. No period of Service degradation or inoperability will be included in calculating Availability to the extent that such downtime or degradation is due to any of the following (“Exceptions”):

2.1.1.1	HP’s or any of its Authorized Users’ misuse of the Service.

2.1.1.2	Failures of HP’s or its Authorized Users’ Internet connectivity.

2.1.1.3	Internet or other network traffic problems other than problems arising in or from networks actually or required to be provided or controlled by Supplier or its subcontractors.

2.1.1.4	HP’s or any of its Authorized Users’ failure to meet any minimum hardware or software requirements set forth in the Specifications.

2.2	Service Availability Reports. Within 30 days after the end of each Service Period, Supplier shall provide to HP a report describing the Availability and other performance of the Service during that calendar month and the calendar year-to-date as compared to the Availability Requirement and Specifications. The report shall be in electronic form and include, at a minimum: (a) the actual performance of the Service relative to the Availability Requirement and Specifications; and (b) if Service performance has failed in any respect to meet the Availability Requirement or Specifications during the reporting period, a description in sufficient detail to inform HP of the cause of such failure and the corrective actions the Supplier has taken and will take to ensure that the Availability Requirement and Specifications are fully met.

2.3	Business Continuity Plan. Supplier will maintain a business continuity plan for restoring its critical business functions to meet its obligations under this Agreement. Upon request, Supplier will make its business continuity plan available to HP or its designated representative for review.

HP Confidential	21

3.	Service performance

3.1	Performance requirements.

3.1.1	OpenId Connect flow Performance: Versus Systems should not add more than [*] milliseconds to the HP-ID’s performance.

3.1.2	Maximum Sustained Load: Versus Systems infrastructure needs to support [*] application requests/second.

3.1.3	Minimum Acceptable Performance: Versus Systems SDK will not exceed a [*] milliseconds response time while under maximum load.

3.1.4	Average Processing Performance: Versus System’s SDK will not exceed a [*] milliseconds response time while at 80% or less of maximum load.

3.1.5	Expectations When Excess of Peak Load: Requests will not be rejected, but throttled and processed at a reduced processing rate.

4.	SERVICE MAINTENANCE AND SUPPORT

4.1	Supplier shall provide maintenance and support for the Service in accordance with the provisions of this Section. The Supplier shall not assess any additional fees, costs or charges for providing the maintenance and support.

4.2	Support Service Responsibilities.

4.2.1	Correct all Service Errors in accordance with the Support Service Level Requirements Section, including by providing defect repair, programming corrections and remedial programming.

4.2.2	Provide telephone support during the hours of 8 am to 5 pm (local regional time) on business days.

4.2.3	Provide online access to technical support bulletins and other user support information and forums, to the full extent Supplier makes such resources available to its other customers for services identical to or substantially similar to the Service.

4.2.4	Respond to and Resolve Support Requests as specified herein.

4.3	Service Monitoring and Management. Supplier shall continuously monitor and manage the Service to optimize Availability that meets or exceeds the Availability Requirement. Such monitoring and management shall include:

4.3.1	Proactively monitoring on a 24 hour by 7 daily basis all Service functions, servers, firewall and other components of Service security.

4.3.2	If such monitoring identifies, or Supplier otherwise becomes aware of, any circumstance that is reasonably likely to threaten the Availability of the Service, taking all necessary and reasonable remedial measures to promptly eliminate such threat and ensure full Availability.

4.3.3	If Supplier receives knowledge that the Service or any Service function or component is not Available, including by written notice from HP:

4.3.3.1	The Supplier shall confirm or disconfirm the outage by a direct check of the associated facility or facilities;

4.3.3.2	If Supplier’s facility check confirms a Service outage in whole or in part: (i) notify HP in writing that an outage has occurred, providing such details as may be available, including a Supplier trouble ticket number, if appropriate, and time of outage; and (ii) work all problems causing and caused by the outage until they are Resolved as Critical Service Errors in accordance with the Support Request Classification set forth in the Support Service Level Requirements Section, or, if determined to be an Internet Supplier problem, open a trouble ticket with the Internet supplier;

*	Confidential information redacted.

HP Confidential	22

4.3.3.3	Notify HP that Supplier has fully corrected the outage and any related problems, along with any pertinent findings or action taken to close the trouble ticket.

4.4	Service Maintenance. Supplier shall continuously maintain the Service to optimize Availability that meets or exceeds the Availability Requirement. Such maintenance services shall include providing to HP and its Authorized Users:

4.4.1	All Enhancements and other improvements to the Service, including the Service software that Supplier provides at no additional charge to its other similarly situated customers.

4.4.2	All such services and repairs as are required to maintain the Service or are ancillary, necessary or otherwise related to HP’s or its Authorized Users’ access to or use of the Service, so that the Service operates properly in accordance with this Agreement and the Specifications.

4.5	Support Service Level Requirements. Supplier shall correct all Service Errors and respond to and resolve all Support Requests in accordance with the required times and other terms and conditions set forth in this Section.

4.5.1	Support Requests. HP shall classify its requests for Service Error corrections in accordance with the descriptions set forth in the chart below (each a “Support Request”). The HP Service Manager shall notify Supplier of Support Requests by e-mail, telephone or such other means as the Parties may hereafter agree to in writing.

Support Request Classification	Description – Any Service Error comprising or causing any of the following events or effects
Critical Service Error

●     Issue affecting entire system or single critical production function

●     System down or operating in materially degraded state

●     Data integrity at risk

●     Material financial impact

●     Declared a Critical Support Request by HP

●     Widespread access interruptions

High Service Error	● Primary component failure that materially impairs its performance ● Data entry or access is materially impaired on a limited basis.
Medium Service Error	● Service is operating with minor issues that can be addressed with a workaround.
Low Service Error	● Request for assistance, information, or services that are routine in nature.

HP Confidential	23

4.5.2	Response and Resolution Time Service Levels. Response and Resolution times will be measured from the time Supplier receives a Support Request until the respective times Supplier has (i) responded to, in the case of response time, and (ii) Resolved such Support Request, in the case of Resolution time. Supplier shall respond to and Resolve all Service Errors within the following timeframes based on the severity of the Service Error:

Service Error Level	Response Time	Resolution Time	Status Updates
Critical	1 hour	12 hours	Hourly
High	4 hours	24 hours	Daily
Medium	1 business day	Next Release	Weekly
Low	3 business days	To be mutually agreed to by the Parties	Monthly

4.5.3	Escalation. If HP is unsatisfied with the quality of support being received, or if Supplier fails to comply with any Response Time or Resolution Time set forth above, the matter will be escalated to the Supplier’s designated focal points (listed below). Conversely, the Supplier shall have the right to raise concerns with the HP Service Error Level declaration (“Service Level Declaration”), to HP’s designated focal point (listed below), if Supplier determines that the Service Level Declaration is not reasonable. If the escalation of either matter is not resolved with the respected Parties’ focal points, it may be escalated to the Parties’ appropriate management levels for review and resolution.

4.5.3.1	Critical: Alex Peachy, Alex.peachy@versussystems.com, 702-376-2155

4.5.3.2	High: Desmond Bowe, Desmond.bowe@versussystems.com, 202-271-6042

4.5.3.3	Medium: Christian Miranda, Christian.Miranda@versussystems.com, 310-467-6439

4.5.3.4	If the primary focal point is unavailable, Supplier will provide an alternate contact to HP.

4.5.3.5	HP Focal Point: Brian Prince, brian.prince@hp.com, 970-213-6408

4.5.4	Resolution. A Service Error is deemed Resolved when both HP and Supplier have reviewed the proposed solution, tested the results, and are satisfied that the Service Error has been resolved. Critical and High Service Errors involve severe business impact. The Supplier’s resources (of both Supplier and their subcontractors) shall be made continuously available until such Service Errors have been resolved.

4.5.5	Corrective Action Plan. If two or more Critical Service Errors occur in any 30 day period during the Term, Supplier shall promptly investigate the root causes of these Service Errors and provide to HP within five business days of its receipt of notice of the second such Support Request an analysis of such root causes and a proposed written corrective action plan for HP’s review, comment and approval, which, subject to and upon HP’s written approval, shall be a part of, and by this reference is incorporated in, this Agreement as the Parties’ corrective action plan (the “Corrective Action Plan”).

HP Confidential	24

EXHIBIT E

DEVELOPMENT AND CUSTOMIZATION TERMS

This Exhibit E contains additional provisions related to customization of the Software for HP. Any capitalized terms not defined herein shall have the meaning set forth in this Agreement.

5.	DEFINITIONS

The following additional terms will have the meanings set forth below:

5.1	“Customized Product” means a new Software or a modified existing Software created for HP hereunder.

5.2	“Development Work” means the Customized Product, all other results and items arising out of Supplier’s development of a Customized Product under this Agreement, including without limitation consulting reports and assessments, software, tools, Documentation, drawings, models, devices, reports, diagrams, instructional materials, notes, records, prototypes, and all Intellectual Property thereto.

5.3	“Intellectual Property” means discoveries, inventions, developments, improvements, works of authorship, mask works, identifying marks, trade dress, confidential or proprietary information, know-how, designs, processes, technologies and other such items, and any related rights, including patents, patent applications, utility models, design rights, copyrights, moral rights, trade secrets, mask work registrations, trademarks and service marks, and all registrations, applications, renewals, extensions, combinations, divisions, continuation-in-part, continuations or reissues of any of the foregoing, now existing or hereafter filed, issued, or acquired.

5.4	“Pre-existing Intellectual Property” means all Intellectual Property of a Party that has already been conceived, developed, or first reduced to practice prior to the Effective Date of this Agreement or prior to the commencement of any work performed pursuant to an SOW, whichever occurs later.

5.5	“Services” means the tasks, activities and deliverables related to customization of the Software(s) for HP associated with Development Work all as detailed in an SOW.

5.6	“SOW Specification” means a detailed description of the final deliverables as set forth an SOW attachment to this Exhibit E.

5.7	“Prizing Support” means the operation of the dashboard provided under Supplier Services, including the control of challenges and win conditions.

6.	SERVICES

6.1	Scope. HP is requesting that Supplier assist with the development of a Customized Product. All such Services will be described in an SOW. Each SOW is incorporated into this Agreement. In addition to the Services that are specifically described in a SOW, the Services shall include services, functions or responsibilities that are inherent in the described services or necessary for the delivery of the Customized Product.

6.2	Subcontractors. Supplier shall not subcontract its duties or responsibilities under any SOW without the prior written approval of HP.

7.	CHANGE ORDER PROCESS

7.1	Should either Party desire to change the terms of an SOW, the following will occur: (a) the initiating Party will document the request in writing; (b) authorized representatives of Supplier and HP will negotiate the impact of the requested change(s); (c) if both Parties agree to the change, the terms of the change will be documented in a “Change Order” or amendment to the particular SOW; and (d) the change(s) will take effect upon signature of the Change Order or amendment by authorized representatives of Supplier and HP.

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8.	SITE ACCESS

8.1	If HP permits Supplier access to any HP site, Supplier shall comply with all applicable site security and safety policies and procedures. Supplier will immediately replace, at Supplier’s expense, personnel who fail to comply with applicable site security and safety policies. Supplier shall be solely responsible for the evacuation of Supplier’s personnel from any HP site, including all costs.

9.	ACCEPTANCE

9.1	Upon completion of any Development Work, Supplier will provide a complete copy of the Development Work to HP. Such deliverables will be evaluated in accordance with the terms of the Acceptance Section of this Agreement and relevant terms of an applicable SOW. If the Development Work is rejected by HP, and Supplier is unable to correct the identified problems within the time period specified in this Agreement, HP may withhold Supplier’s fee related to such Development Work, or if the fee has been paid in full to Supplier, such fee shall be refunded to HP upon request. In the event of termination of this Agreement or a Statement of Work associated with this Agreement with or without cause by HP, HP shall pay Supplier any outstanding fees for all accepted Deliverables/Milestones and outstanding prorated fees for all services performed up to the date of termination.

10.	FEES AND PAYMENT

10.1	Fees. HP shall only be responsible for the fees for Services as specified in the applicable SOW and purchase order, in accordance with the applicable terms of Exhibit B.

10.2	Payment. Unless otherwise agreed in the applicable SOW, with respect to any fees for the Services that are in addition to those specified in this Agreement, HP shall issue payment for all valid invoices submitted in accordance with Exhibit B of this Agreement.

11.	OWNERSHIP AND LICENSES

11.1	Pre-existing Intellectual Property. Each Party solely and exclusively retains all rights, title, and interest in and to any and all of its Pre-existing Intellectual Property, irrespective of any disclosure of such Pre-existing Intellectual Property to the other Party, subject to the licenses granted herein.

11.2	Independently Developed Intellectual Property. Notwithstanding anything in this Agreement to the contrary, each Party retains all right, title and interest in, and grants no license to Intellectual Property which has been generated independently of this Agreement and without access to the other Party’s materials (“Independently Developed Intellectual Property”).

11.3	Ownership of Development Work. Subject to Supplier rights in any Pre-Existing Intellectual Property and any Independently Developed Intellectual Property, HP will own and Supplier assigns and agrees to assign to HP, and will cause each Subcontractor to assign to HP, all right, title, and interest in the Development Work. To the extent permitted by law, Supplier waives any moral rights, such as the right to be named as author, to modify, to prevent mutilation, and to prevent commercial exploitation, whether arising under the Berne Convention or otherwise. All such Development Work will be deemed HP Confidential Information under this Agreement. All works of authorship included in the Development Work will bear the following copyright notice: “© Copyright Hewlett-Packard Development Company, L.P.”

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11.4	Inventions. Supplier will inform HP promptly of any new Intellectual Property created in Supplier’s development of the Development Work. During and after this Agreement, Supplier will assist HP, at HP’s expense, to secure, maintain, and defend HP’s Intellectual Property Rights in such Intellectual Property. To the extent reasonably requested by HP, and at HP’s expense, Developer will execute, and will ensure that each Subcontractor executes, any additional documents reasonably necessary to perfect, on a worldwide basis, HP’s rights in such Intellectual Property. Developer will not, without prior written authorization from HP, enter into any agreement with any third party relating to the disclosure, exploitation, or transfer of such Intellectual Property.

11.5	License to HP Materials. HP may provide materials, including but not limited to specifications and graphics (“HP Materials”), to Supplier for the sole purpose of developing the Development Work. These HP Materials are considered HP trade secret and Confidential Information in accordance with the Confidential Information Section of this Agreement. Any and all changes and additions to the HP Materials (including but not limited to source code and object code) created by Supplier will be considered a derivative work of the HP Materials. HP retains all right, title, and interest in the HP Materials and any development and derivatives created by Supplier arising from the use of the HP Materials. Supplier is permitted to use HP Materials for the development of the Development Work and in no event shall the HP Materials be used for commercial purposes by Supplier.

12.	WARRANTIES AND INTELLECTUAL PROPERTY PROTECTION

12.1	Development Work. Supplier represents and warrants that the Development Work will perform in accordance with published documentation and the SOW Specifications set forth in the applicable SOW. In addition, all warranties, indemnities and other provisions set forth in the Warranty and Indemnity Sections of this Agreement shall be applicable to the Development Work.

12.2	Services. Supplier warrants that (a) the Services will be performed by qualified workers experienced in performing the type of work specified on the SOW; (b) the Services will be performed in a diligent and professional manner; (c) the Services will conform to the provisions of this Agreement, including the No Infringement Warranty Section of this Agreement, and the applicable SOW; and (d) the Services will not violate or in any way infringe upon the rights of third parties, including proprietary information and non-disclosure rights, or any trademark, copyright or patent rights.

13.	TERM AND TERMINATION

13.1	Term. In the event of the expiration or termination of this Agreement, the term thereof will extend until the completion of any SOW that is then in progress.

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